UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 26, 2014

TIME INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1271 Avenue of the Americas

New York, New York 10020

(Address of Principal Executive Offices) (Zip Code)

212-522-1212

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 26, 2014, Time Inc. (the “Company”) made available additional information relating to its lease commitments as described below.

As previously announced on May 22, 2014, the Company intends to relocate its corporate headquarters to 225 Liberty Street in downtown Manhattan in late 2015. In addition, on June 5, 2014, the lease obligation for six previously-vacated floors at the Company’s current headquarters at 1271 Avenue of the Americas in Manhattan was settled for $50 million. This cash expenditure was taken into account, and effectively funded, in the series of transactions between the Company and its former parent, Time Warner Inc., that resulted in the Company holding cash and equivalents of $136 million immediately following the completion of the spinoff of the Company on June 6, 2014.

The expected financial impact of the new lease commitment and the settlement with the Company’s current landlord for the six previously-vacated floors described as above is as follows:

($ in millions)	Q2 2014	Full year 2014	Full Year 2015
Gross Capital Expenditures at 225 Liberty Street (1)	—	$6	$161
Net Capital Expenditures at 225 Liberty Street (1)	—	$6	$114
Incremental non-cash accelerated depreciation at current headquarters (2)	$5	$16	$21
Non-cash rental expense for 225 Liberty Street (3)	—	—	$30
Net charge related to settlement of lease obligation for six vacated floors at current headquarters (4)	$29	$36	—
Exit cost obligations expected to be accrued when the Company ceases use of the current headquarters in late 2015 (5)	—	—	$144

(1)	Gross Capital Expenditures at 225 Liberty Street represents estimated gross leasehold improvements of $167 million. Net Capital Expenditures at 225 Liberty Street represents Gross Capital Expenditures less a $47 million allowance for tenant improvements funded by the landlord.
(2)	Represents the increase in non-cash depreciation which is expected to be recognized during the shortened useful life of the tenant improvements at the Company’s current headquarters.
(3)	The Company’s lease at 225 Liberty Street commences on January 1, 2015 and extends through December 31, 2032, although cash payments for rent obligations under the lease are not expected to begin until January 1, 2018. Under U.S. generally accepted accounting principles, the Company is required to recognize rental expense over the life of the lease. The non-cash rental expense is estimated to be $30 million for 2015. Cash payments for rent obligations at 225 Liberty Street are expected to begin on January 1, 2018.
(4)	The expected incremental charges indicated represent the difference between the $50 million paid on June 5, 2014 for the settlement of the lease obligation for six previously-vacated floors at the Company’s current headquarters, net of amounts previously accrued as exit costs when the Company ceased use of those floors.
(5)	Represents expected exit costs for the remaining rent obligations and ancillary costs for the remaining life of the Company’s existing lease at its current headquarters.

In addition, the incremental base rent commitments for the new lease at 225 Liberty Street, net of the impact of the settlement with the Company’s landlord at 1271 Avenue of the Americas, increases the Company’s base rental commitments by $527 million over the lease term through December 31, 2032. However, the Company expects the new lease to result in annual run-rate expense savings of approximately $50 million beginning in 2016.

When the Company reports second quarter 2014 financial results in early August, it expects to update guidance to reflect the above impact of the relocation of its corporate headquarters to 225 Liberty Street, as well as the previously disclosed impact of its May 25, 2014 announcement regarding the termination of the Company’s relationship with its second largest wholesaler. The $50 million settlement of the lease obligation for the Company’s six previously-vacated floors at 1271 Avenue of the Americas was contemplated in the Company’s original guidance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC.

By:	/s/ Jeffrey J. Bairstow
Name: Jeffrey J. Bairstow
Title: Executive Vice President and Chief Financial Officer

Date: June 26, 2014